Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Announces the Availability of the RealStar® Zika Virus Test
altona Diagnostics’ RealStar® Zika Virus RT-PCR Kit U.S. Has Received FDA Emergency Use Authorization

BURLINGTON, N.C., June 6, 2016-- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced the nationwide availability of testing for Zika virus using the RealStar® Zika Virus RT-PCR Kit U.S. from altona Diagnostics GmbH. The test has received Emergency Use Authorization (EUA) from the U.S. Food and Drug Administration (FDA) for the qualitative detection of Zika virus RNA in serum or urine (collected alongside a patient-matched serum specimen). It is intended to be used to aid in the diagnosis of Zika virus infection in individuals meeting clinical and/or epidemiological criteria for infection risk established by the Centers for Disease Control and Prevention (CDC).

"The Zika virus is a serious public health threat, and many people are concerned about the risk it presents to them and their families," said David P. King, LabCorp’s chairman and chief executive officer. "Offering this new Zika virus test aligns with LabCorp’s strategy to deliver world-class diagnostics that provide physicians and patients with information they need to achieve better health outcomes."

CDC clinical criteria for Zika virus infection testing include signs and symptoms associated with Zika virus infection. CDC epidemiological criteria for Zika virus infection testing include a recent history of residence in or travel to a geographic region with active Zika virus transmission at the time of travel, including for male sexual partners with such residence or travel history.

Zika virus, which is primarily spread through mosquito bites and can also be spread through certain sexual contact, has been identified in 618 individuals in the U.S. as of June 1, 2016. All of those cases have been associated with travel to areas with ongoing transmission of Zika virus, such as many South and Central American countries where Zika virus has been active since 2015. According to U.S. public health officials, there is a significant threat that local transmission of Zika virus will begin in the U.S. in 2016.

"Public health officials anticipate that the U.S. will become an area of active Zika virus transmission this year," said Marcia Eisenberg, Ph.D., chief scientific officer for LabCorp Diagnostics. "LabCorp is pleased to support the effort to help identify and minimize human transmission of this disease in the U.S. by offering the RealStar® Zika Virus RT-PCR Kit U.S. as a new tool that can help to improve health and improve lives."

Most cases of Zika virus are relatively minor, and those infected may exhibit no symptoms or mild symptoms such as fever, joint pain, rash or redness of the eyes. However, Zika virus infection during pregnancy may cause birth defects, including fetal microcephaly, and may also contribute to poor pregnancy outcomes including stillbirth or miscarriage. Women who are exposed to Zika virus or diagnosed with Zika virus during pregnancy, or who become pregnant from a partner who has been exposed or diagnosed, should monitor their pregnancy closely with their healthcare provider.

RT-PCR testing, such as the RealStar® Zika Virus RT-PCR Kit U.S., is only clinically appropriate in symptomatic individuals during approximately the first seven days after the onset of symptoms. In addition, serum and urine samples need to be tested concurrently to help ensure maximum diagnostic accuracy.

Because individual responses to Zika virus may vary, additional serological testing may be considered within 2-12 weeks after symptom onset to further evaluate the likelihood of Zika virus infection. LabCorp plans to offer serological testing for Zika virus when there is an FDA approved for emergency use product available to commercial labs.

This test has not been FDA cleared or approved. This test has been authorized by FDA under an EUA for use by CLIA High Complexity Laboratories and similarly qualified non-U.S. laboratories and is only authorized for the duration of the declaration that circumstances exist justifying the EUA. It is only authorized for the detection of RNA from Zika Virus and the diagnosis of Zika Virus infection, and not for any other viruses or pathogens. As required by FDA, LabCorp will report positive results of this test to CDC and other public health authorities, as may be appropriate. LabCorp will also report to altona Diagnostics any suspected occurrence of false positive or false negative results of which it becomes aware.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development services and technology-enabled solutions. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

###